UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2018 (July 26, 2018)

IQVIA HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35907	27-1341991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

83 Wooster Heights Road,

Danbury, Connecticut 06810

and

4820 Emperor Blvd.

Durham, North Carolina 27703

(Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 448-4600 and (919) 998-2000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement with Chairman and Chief Executive Officer

On July 26, 2018, IQVIA Holdings Inc. (the “Company”) entered into a new employment agreement with its Chairman and Chief Executive Officer (the “CEO”). The agreement replaces the existing employment agreement between the CEO and the Company and continues until July 26, 2021, with automatic one-year renewals thereafter unless either party provides at least sixty days’ advance notice of non-renewal.

Consistent with his prior employment agreement, the CEO will continue to be entitled to receive a base salary of $1,600,000 per year subject to annual review, remain eligible to receive an annual bonus, with a target amount of 200% of his annual base salary, and remain entitled to participate in the Company’s savings, retirement and welfare benefit plans in accordance with their terms (other than certain plans for legacy employees of Quintiles Transnational Holdings Inc.). The CEO is also entitled to certain perquisites previously disclosed in our annual proxy statement and described more fully in his agreement.

Consistent with his prior employment agreement, the agreement provides that if the CEO’s employment is terminated by the Company without cause (including as a result of non-renewal of the employment term by the Company) or if the CEO resigns for good reason (as such terms are defined in the agreement), the CEO will be entitled to receive an amount equal to two times the sum of his base salary and target annual bonus, payable in equal installments over 24 months or, if such termination occurs within 24 months following a change in control event, in a lump sum. Under such circumstances, all of the outstanding time-based equity awards that are granted to the CEO after the effective date of the agreement will vest in full and, if applicable, will remain exercisable for their full respective terms; and all of the outstanding performance-based equity awards that are granted to the CEO after the effective date of the agreement will remain outstanding and eligible to vest based on performance (or, if such termination occurs within 24 months following a change in control event, will vest based on deemed achievement of target performance on the termination date).

If the CEO’s employment is terminated by the Company due to disability or terminates due to his death or as a result of his retirement (as such terms are defined in the agreement), he will be entitled to these same benefits with respect to his: (1) time-based equity awards granted after the effective date of the agreement, except that such time-based equity awards will vest on a prorated basis in the event of his retirement; and (2) performance-based equity awards granted after the effective date of the agreement will (i) vest based on deemed performance at target levels on the date his employment terminates, in the event his employment terminates due to disability or death, or (ii) remain outstanding and eligible to vest, on a prorated basis, in the event of his retirement.

All of the foregoing severance benefits are conditioned upon the CEO’s execution of an effective release of claims and his compliance with the restrictive covenants contained in the agreement, including a covenant not to compete with, or to solicit clients or employees of, the Company during and for two years following his employment.

The foregoing description of the terms of the agreement does not purport to be a complete description and is qualified in its entirety by reference to the agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference in its entirety into this Item 5.02.

Amendment of Certain Equity Awards

On July 26, 2018, the Board of Directors of the Company, following the recommendation of its Leadership Development and Compensation Committee, amended outstanding equity awards previously granted to the CEO in 2015 through 2018 to provide for accelerated vesting and, if applicable, full-term exercisability, to the same extent as described above for equity awards granted after the effective date of the CEO’s employment agreement.

Item 9.01. Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of July 26, 2018, between the Company and the CEO.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2018	IQVIA HOLDINGS INC.

	By:	/s/ Eric Sherbet
Eric Sherbet Executive Vice President, General Counsel, and Secretary